                                                                    Exhibit 99.1



NORTH HOLLYWOOD, CA - December 4, 2000 - Film Roman, Inc. (NASDAQ: ROMN) disclosed that it received a Nasdaq Staff Determination on August 29th, 2000, indicating that the company failed to meet the minimum bid price requirement for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(04). Therefore, the company's common stock is subject to delisting from the Nasdaq SmallCap Market. Film Roman is scheduled for a hearing before the Nasdaq Listing Qualifications Panel to review the staff determination. There is no assurance the Panel will grant the company's request for continued listing. Pending such hearing, the delisting action has been stayed.

"We look forward to presenting the Nasdaq Listing Qualifications Panel a complete picture of the company's current and future strengths which we hope will convince the Panel that Film Roman should remain listed as a Nasdaq SmallCap company," commented John Hyde, Chief Executive Officer of Film Roman.



This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the company's expansion strategy and risks of the company's filmed entertainment activities, the management of growth, fluctuations in quarterly and annual operating results, dependence upon release and delivery of filmed entertainment products and other risks.

Contact:  Howard Brandy (310) 657-8320
          The Howard Brandy Company - Press Agents


6